Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Endeavor Acquisition Corp., Post-Effective Amendment No. 1 on Form S-3 to Form S-1, File No. 333-128440 of our report dated August 10, 2007 except for Note 23, as to which the date is November 15, 2007, with respect to our audits of the consolidated financial statements of American Apparel, Inc. and Subsidiaries as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 appearing in the Definitive Proxy Statement filed on November 28, 2007. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

MARCUM & KLIEGMAN LLP

New York, New York

December 3, 2007